Exhibit 99.1

Contact:	Marilynn Meek Investor Relations Tel: 212-827-3773 Email: investor_relations@mflex.com

MFLEX ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

Strong Performance Produces Net Sales of $149.1 Million

and Gross Margin of 12.8 Percent

Irvine, CA, May 7, 2015 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported financial results for its first quarter ended March 31, 2015. Net sales for the first quarter of 2015 were $149.1 million, an increase of approximately 27 percent, compared to net sales of $117.8 million for the same period last year. The Company’s largest customer represented 65 percent of net sales, with sales to newer customers accounting for approximately 30 percent, or $45.2 million. Of these newer customers, two were at approximately 16 percent and 11 percent of net sales during the quarter.

Gross margin for the quarter was 12.8 percent, compared to (11.0) percent in the prior year first calendar quarter. The significant increase in gross margin was primarily due to the benefits of the recently completed restructuring, a more favorable product mix and improved labor efficiencies.

Net income for the first quarter of 2015 was $9.1 million or $0.36 per diluted share, compared to a net loss of $(52.4) million, or $(2.18) per diluted share for the same period last year. Calendar first quarter 2014 included $24.8 million of pre-tax and impairment and restructuring charges.

The Company generated $20.2 million in cash flows from operating activities during the first quarter and had cash and cash equivalents of $155.4 million at March 31, 2015. MFLEX continues to maintain a strong balance sheet with no debt.

Non-GAAP Results

Non-GAAP net income for the first quarter of 2015 was $9.3 million, or $0.37 per diluted share, compared to a non-GAAP net loss of ($24.2) million, or ($1.00) per diluted share, in the same period in the year. Non-GAAP net income excludes the impact of stock-based compensation expense, impairment and restructuring charges and valuation allowances related to the restructuring. A reconciliation of GAAP net income (loss) and net income (loss) per share to non-GAAP net income (loss) and net income (loss) per share is provided in the table at the end of this press release.

Outlook

For the second quarter of 2015, the Company expects net sales to be between $135 and $165 million and gross margin to range between 12 and 14 percent, based on anticipated production build plans, net sales volume and product mix.

Commenting on the outlook, Reza Meshgin, Chief Executive Officer of MFLEX, said, “We anticipate continued strong demand across our customer base. Looking ahead, we believe that we are well positioned for healthy year-over-year sales and earnings growth for full year 2015.

“We are pleased with what we have accomplished under our new operating model and remain focused on maintaining solid relationships with our current customers, while further diversifying our customer and product base. At the same time, we are dedicated to controlling our costs, continually improving our efficiency and investing in best in class technology, all of which position us to meet our longer-term growth objectives.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its 2015 first quarter results. The call will be webcast live on the Internet and can be accessed by logging onto www.mflex.com. Alternatively, the dial-in number for the call in North America is 1-888-461-2024 and 1-719-325-2491 for international callers. The conference ID is 5060360.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-888-203-1112 and 1-719-457-0820 for international callers. The replay passcode is 5060360.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: net sales; net income and losses; profitability; gross margins; product mix; asset write-downs; manufacturing capacity, efficiencies and yields; cost reductions, including our cost structure and our profitability breakeven point; tax and operating expenses; cash flow; overhead absorption; forecasts; sales growth and growth objectives; the benefits of our restructuring; demand for our end customers’ programs; diversification of our customer base, including the effects on quarterly revenue swings; new customer opportunities and momentum with our newer customers; customer relationships; our competitive position; inventory levels; production build plans, including the ramping and timing of new programs; demand and program allocation from our customers; revenue capacity, gross margin targets; and balance sheet projections. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “should,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “could,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; our success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; our market share in our customers’ programs; product mix; our ability to diversify and expand our customer base and markets; our effectiveness in managing manufacturing processes, inventory levels, costs, quality assurance and yields; quality issues; the ramping and launch of new programs; currency fluctuations; pricing pressure; the sustainability of the benefits from our restructuring plans; Company workforce issues; our ability to remain cost competitive; the degree to which we are able to utilize available manufacturing capacity, enter into new markets and execute our strategic plans; asset write-downs and impairment charges; utility, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which we operate; and other risks detailed from time to time in our SEC reports, including our Quarterly Report on Form 10-Q for the period ended March 31, 2015. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31
	2015	2014
Net sales	$149,099	$117,793
Cost of sales	130,060	130,765

Gross profit (loss)	19,039	(12,972)
Operating expenses:
Research and development	1,374	1,496
Sales and marketing	3,967	4,353
General and administrative	5,492	3,634
Impairment and restructuring	(1,180)	24,798

Total operating expenses	9,653	34,281
Operating income (loss)	9,386	(47,253)
Other income and expense:
Interest income	354	246
Interest expense	(91)	(217)
Other income (expense), net	938	116

Income (loss) before taxes	10,587	(47,108)
Provision for income taxes	(1,491)	(5,308)

Net income (loss)	$9,096	$(52,416)

Net income (loss) per share:
Basic	$0.37	$(2.18)
Diluted	$0.36	$(2.18)
Shares used in computing net income (loss) per share:
Basic	24,318	24,091
Diluted	25,101	24,091

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$155,393	$132,382
Accounts receivable, net	87,895	133,150
Inventories	50,399	65,627
Other current assets	10,921	19,201

Total current assets	304,608	350,360
Property, plant and equipment, net	152,905	164,345
Other assets	12,743	12,682

Total assets	$470,256	$527,387

Accounts payable	$98,176	$143,032
Other current liabilities	24,692	44,717

Total current liabilities	122,868	187,749
Other liabilities	9,677	11,178
Stockholders’ equity	337,711	328,460

Total liabilities and stockholders’ equity	$470,256	$527,387

Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31
	2015	2014
Cash flows from operating activities
Net income (loss)	$9,096	$(52,416)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,474	13,687
Deferred taxes	(25)	4,928
Stock-based compensation expense	1,220	954
Asset (recoveries) impairments	(284)	11,549
Gain on disposal of equipment and assets held for sale	(1,096)	(525)
Changes in operating assets and liabilities	(214)	36,673

Net cash provided by operating activities	20,171	14,850
Cash flows from investing activities
Purchases of property and equipment	(3,890)	(3,847)
Proceeds from sale of equipment and assets held for sale	6,719	1,482

Net cash provided by (used in) investing activities	2,829	(2,365)
Cash flows from financing activities
Tax withholdings for net share settlement of equity awards	(78)	—
Proceeds from exercise of stock options	—	28

Net cash (used in) provided by financing activities	(78)	28
Effect of exchange rate changes on cash	89	162

Net increase in cash	23,011	12,675
Cash and cash equivalents at beginning of period	132,382	111,887

Cash and cash equivalents at end of period	$155,393	$124,562

Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31
	2015	2014
GAAP net income (loss)	$9,096	$(52,416)
Stock-based compensation expense	1,220	954
Impairment and restructuring	(1,180)	24,798
Valuation allowance related to restructuring	—	5,001
Income tax effect of non-GAAP adjustments	211	(2,523)

Non-GAAP net income (loss)	$9,347	$(24,186)

GAAP diluted income (loss) per share	$0.36	$(2.18)
Effect of stock-based compensation, net of tax on diluted income (loss) per share	0.05	0.04
Effect of impairment and restructuring, net of tax on diluted income (loss) per share	(0.04)	0.93
Effect of valuation allowance related to restructuring on diluted income (loss) per share	—	0.21

Non-GAAP diluted income (loss) per share	$0.37	$(1.00)

Weighted-average diluted shares used in calculating non-GAAP diluted income (loss) per share	25,101	24,091

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income (loss) and diluted net income (loss) per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense, (b) impairment and restructuring activities and (c) valuation allowance related to restructuring.